Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, announced that, yesterday, it received the following correspondence from Goldman Sachs & Co. LLC. and Goldman Sachs International, transcribed below:

 “To

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

Attn.: Sr. Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos,

425 - 8º andar. Leblon - Rio de Janeiro,

RJ, Brazil - 22430-190

Ref.: Disposition/Acquisition of Preferred Shares

Dear Sir or Madam,

Goldman Sachs & Co. LLC (“Goldman Sachs”), a New York limited liability company, registered as a broker-dealer and as an investment adviser pursuant to the laws of the United States Securities and Exchange Commission, and a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. CNPJ 05.987.216/0001-06, by its undersigned legal representative, in fulfillment of the obligation set forth in article 12, caput and §4, of CVM Normative Ruling No. 358, dated January 3, 2002, as amended (“CVM 358”), hereby informs you that on April 12, 2018, Goldman Sachs together with its affiliate Goldman Sachs International (collectively, the “Goldman Entities”), a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. 05.479.103/0001-08 (“GSI”), entered into transactions that resulted in a position equivalent to 7,847,563 (seven million, eight-hundred forty-seven thousand, and five-hundred sixty-three) preferred shares issued by Oi S.A. – In Judicial Reorganization (the “Company”), or 4.98% (four point nine-eight percent) of the outstanding preferred shares of the Company.

Furthermore, the Goldman Entities inform you that on April 13, 2018, they entered into transactions that resulted in a position equivalent to 8,323,663 (eight million, three-hundred twenty-three thousand, and six-hundred sixty-three) preferred shares issued by the Company, or 5.28 (five point twenty-eight percent) of the outstanding preferred shares of the Company.

Detailed position below:
April 12 - Reportable Summary / 12 de Abril Resumo da Posição
Oi S.A. – Preferred Shares / Ações Preferenciais
Physically Settled / Liquidação Física
Short Positions	(6,185,335)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	14,032,898
Posição Comprada (posição à vista)

Total % Holdings	4.98%

Cash Settled / Liquidação Financeira
Long Positions	748,840
Posição Comprada

Total % Holdings	0.47%

April 12 - Reportable Summary / 12 de abril - Resumo da Posição
Oi S.A. – Common Shares / Ações Ordinárias
Physically Settled / Liquidação Física
Short Positions	(10,371,161)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	20,907,412
Posição Comprada (posição à vista)

Total % Holdings	1.58%

Cash Settled / Liquidação Financeira
Long Positions	10,018,115
Posição Comprada

Total % Holdings	1.50%

April 13 - Reportable Summary / 13 de Abril Resumo da Posição
Oi S.A. – Preferred Shares / Ações Preferenciais
Physically Settled / Liquidação Física
Short Positions	(5,709,235)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	14,032,898
Posição Comprada (posição à vista)

Total % Holdings	5.28%

Cash Settled / Liquidação Financeira
Long Positions	748,840
Posição Comprada

Total % Holdings	0.47%

April 13 - Reportable Summary / 13 de abril - Resumo da Posição
Oi S.A. – Common Shares / Ações Ordinárias
Physically Settled / Liquidação Física
Short Positions	(10,361,553)
Posição Vendida (vendas realizadas e doações por meio de empréstimos)
Long Positions	20,897,804
Posição Comprada (posição à vista)

Total % Holdings	1.58%

Cash Settled / Liquidação Financeira
Long Positions	10,018,115
Posição Comprada

Total % Holdings	1.50%

This is a minority investment that does not involve a change in the composition of corporate control or a change in the management structure of the Company. Currently, the Goldman Entities do not target any quantity of the Company’s shares. Other than as disclosed herein, there are no convertible debentures already held, directly or indirectly, by the Goldman Entities, nor any agreement or contract regulating voting rights or the purchase and sale of securities issued by the Company, to which the Goldman Entities are a party.

In accordance with article 12, § 6º of CVM 358, we request the Investor Relations Officer to kindly take the necessary provisions for the immediate transmission of the information contained herein to CVM and to BM&FBOVESPA.

We remain at your disposal should you need any further clarification of this matter. With respect to the subject of this letter, you may contact Fernando Rosas, telephone (55 11) 3372-0107, e-mail Fernando.rosas@gs.com, with offices at Rua Leopoldo Couto de Magalhães Jr., nº 700, 16th floor, Itaim Bibi, São Paulo, SP, Brasil.

Sincerely,

April 17, 2018

Goldman Sachs & Co. LLC

_______________________________

Kevin P. Treanor

Vice President/Vice Presidente

Goldman Sachs International

_______________________________

Kevin P. Treanor

Vice President/Vice Presidente”

Rio de Janeiro, April 18, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer